NUMBER M___

AMERICAN DEPOSITARY SHARES

(Each American Depositary Share
represents One Ordinary Share)

CUSIP 783078 20 7

JPMORGAN CHASE BANK, N.A.

AMERICAN DEPOSITARY RECEIPT

EVIDENCING

AMERICAN DEPOSITARY SHARES

REPRESENTING

ONE ORDINARY SHARE

of

ANGLO PLATINUM LIMITED
(formerly known as Rustenberg Platinum Holdings)

(INCORPORATED UNDER THE LAWS OF THE REPUBLIC OF SOUTH AFRICA)

JPMORGAN CHASE BANK, N.A., as Depositary (hereinafter called the Depositary), hereby certifies (i) that there have been deposited with the Depositary or its agent, nominee, custodian or correspondent, the securities described above or evidence of the right to receive such securities; (ii) that at the date hereof each American Depositary Share evidenced by this Receipt represents the amount of such securities shown above and that _______________ IS THE OWNER OF _____ AMERICAN DEPOSITARY SHARES herein created and so called, and except as otherwise herein expressly provided, is entitled, upon surrender at the office of the Depositary located at 4 New York Plaza, New York, New York 10004 of this Receipt duly endorsed for transfer and upon payment of the charges as provided on the reverse of this Receipt, at his option
(1) to delivery at the office of the agent, nominee, custodian or correspondent of the Depositary, to a person specified by him, of the amount of deposited shares represented hereby or evidence of the right to receive the same, or (2) to have such deposited shares forwarded at his cost and risk to him at the office of the Depositary. The words "deposited shares", whenever used in this Receipt, shall mean the securities described herein or evidence of the right to receive such securities deposited with the Depositary as aforesaid, and any and all other shares, stock, securities, cash and/or other property held by the Depositary in respect or lieu of such deposited shares.

1. RECEIPTS. This Receipt is one of a continuing issue of Receipts, all evidencing rights of like tenor with respect to the deposited shares, and all issued or to be issued upon the terms and conditions herein provided, which shall govern the continuing arrangement by the Depositary with respect to initial deposits as well as the rights of holders of Receipts subsequent to such deposits. The legal entity resulting from the agreement herein provided for is deemed to be the issuer of the Receipts. The issuance of Receipts against deposits generally may be suspended, or the issuance of Receipts against the deposit of particular securities may be withheld, if such action is deemed necessary or advisable by the Depositary at any time and from time to time because of any requirement of any government or governmental body or commission, or for any other reason. The
Depositary assumes no liability with respect to the validity or worth of the deposited shares. Notwithstanding any other provision of this Receipt, the withdrawal of deposited shares may be restricted only for the reasons set forth in General Instruction I.A.(1) of Form F-6 under the Securities Act of 1933.

2. TRANSFER OF RECEIPTS. Until termination of the rights of the holder of this Receipt in accordance with the terms hereof, the Depositary will keep at a designated transfer office in the Borough of Manhattan, The City of New York, (a) a register for the registration, registration of transfer, combination and split-up of Receipts, which at all reasonable times will be open for inspection by Holders and (b) facilities for the delivery and receipt of Receipts. The transfer of this Receipt is registrable on the books of the Depositary at the principal office of the Depositary in the City of New York by the registered holder hereof in person or by duly authorized attorney, upon surrender of this Receipt properly endorsed for transfer or accompanied by proper instruments of transfer and funds sufficient to pay any applicable transfer taxes and the fees and expenses of the Depositary and upon compliance with such regulations, if any, as the Depositary may establish for such purpose. This Receipt may be split into other such Receipts, or may be combined with other such Receipts into one Receipt, representing the same aggregate number of American Depositary Shares as the Receipt(s) surrendered. Upon such split or combination not involving a transfer, a charge will be made as provided herein. The Depositary may close the transfer books at any time or from time to time when deemed expedient by it in connection with the performance of its duties hereunder.

3. TRANSFERABILITY AND RECORD OWNERSHIP OF RECEIPTS.
It is a condition of this Receipt and every successive holder of this Receipt by accepting or holding the same consents and agrees, that title to this Receipt when properly endorsed or accompanied by proper instrument of transfer, is transferable by delivery with the same effect as in the case of a negotiable instrument;
provided, however, that prior to the due presentation of this Receipt for registration of transfer as above provided, and subject to Section 10 hereof, the Depositary, notwithstanding any notice to the contrary, may treat the person in whose name this Receipt is registered on the books of the Depositary as the absolute owner hereof for all purposes.

4. AGENTS OF DEPOSITARY. The Depositary may employ agents and attorneys in and about the performance of any of its duties hereunder (including its agent named above) and the Depositary shall not be answerable for the default or misconduct of any such agent or attorney if such agent or attorney shall have been selected with reasonable care.

5. INFORMATION. The Depositary may require any holder of Receipts or any person presenting securities for deposit against the issuance of Receipts, from time to time, to file such information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, compliance with applicable law, regulations, provisions of or governing Deposited
Securities, by affidavit or otherwise, and to execute such certificates and other instruments as may be necessary or proper to comply with any laws or regulations relating to the issuance or transfer of Receipts, the receipt or distribution of dividends or other property, or the taxation thereof or of Receipts or deposited shares, and the Depositary may withhold the issuance or registration of transfer of any receipt or payment of such dividends or delivery of such property from any holder or other person, as the case may be, who shall fail to file such proofs, certificates or other instruments.

6. LIABILITY OF HOLDER FOR TAXES. The Depositary shall not be liable for any governmental taxes, assessments or charges or corporate assessments or charges which may become payable in respect of the deposited shares, but a ratable part of any and all of the same whether such tax, assessment or charge becomes payable by reason of any present or future law, statute, charter provision, by-law, regulation or otherwise, shall be payable by the registered holder hereof to the Depositary at any time on request. Upon the failure of the holder of this Receipt to pay any such amount, the Depositary may sell for account of such holder an amount of the deposited shares equal to all or any part of the amount represented by this Receipt, and may apply the proceeds in payment of such obligations, the holder hereof remaining liable for any deficiency and reduce the number of American
Depositary Shares evidenced hereby to reflect any sales of deposited shares. If the Depositary determines that any distribution in property other than cash on deposited shares is subject to any tax that the Depositary or the Custodian is obligated to withhold, the Depositary may dispose of all or a portion of such property in such amounts and in such manner as the Depositary deems necessary and practicable to pay such taxes, by public or private sale, and the Depositary shall distribute the net proceeds of any such sale or the balance of any such property after deduction of such taxes to the Holders entitled thereto.

7. WARRANTIES. Every person presenting securities for deposit shall be deemed thereby to represent and warrant that such securities and each certificate therefor are validly issued, fully paid and non-assessable and that the person making such deposit is duly authorized so to do. Such representations and warranties shall survive the deposit of such securities and issuance of Receipts.


8. FURTHER CONDITIONS. This Receipt is issued subject and all rights of the holder hereof are expressly subject to the further conditions and agreements set forth on the face and the reverse of this Receipt, all of which form a part of the contract contained in this Receipt and to all of which the holder hereof by accepting this Receipt consents and agrees.

Dated:

Countersigned:

JPMORGAN CHASE BANK, N.A.,
as Depositary

BY:___________________
Authorized Officer

The Depositary's Office is located at 4 New York Plaza,
New York, New York 10004.


9. DISTRIBUTIONS. Until the surrender of this Receipt, the Depositary shall distribute or otherwise make available to the registered holder hereof, at a time and in such manner as it shall determine, any distributions of cash, subscription or other rights, securities described above or other property or securities received with respect to the amount of deposited shares represented hereby, after deduction, or upon payment of the fees and expenses of the Depositary stated in Section 19 below and the withholding of any taxes in respect thereof; provided, however, that the Depositary shall not make any distribution which in the opinion of counsel may violate the Securities Act of 1933 or any other applicable law. In such case, the Depositary may sell such subscription or other rights, securities or other property. In lieu of distributing fractional shares, the Depositary may, in its discretion, sell the amount of securities or property equal to the aggregate of any fractional shares. Except as otherwise provided, in the case of subscription or other rights, the Depositary shall issue warrants for such subscription or other rights and shall seek instructions from the holder of this receipt as to the disposition to be made of such subscription or other rights. In the absence of such instructions, the Depositary may sell such rights if they are about to lapse. Sales of subscription or other rights, securities or other property by the Depositary shall be made at such time and in such manner as the Depositary may deem advisable, and in such case, the Depositary shall distribute to the holder hereof the net proceeds after deduction of its fees and expenses described in Section 19 and the withholding of taxes in respect thereof.

If the Depositary shall find in its opinion that any cash distribution is not convertible in its entirety or with respect to the holders of a portion of the Receipts, on a reasonable basis into U.S. Dollars available to it in the City of New York, or if any required approval or license of any government or agency for such conversion is denied or is not obtainable within a reasonable period, the Depositary may in its discretion make such conversion and distribution in U.S. Dollars to the extent possible to the holders entitled thereto and shall with respect to any such currency not converted or convertible either (i) distribute such currency to the holders entitled thereto or (ii) hold such currency for the respective accounts of such holders and distribute appropriate warrants or other instruments evidencing rights to receive such foreign currency.

10. RECORD DATES. Whenever any cash dividend or other cash distribution shall become payable or any distribution other than cash shall be made, or whenever rights shall be offered, with respect to deposited shares, or whenever the Depositary shall receive notice of any meeting of holders of deposited shares, or whenever it is necessary in the opinion of the Depositary to determine the holders of Receipts, the Depositary will fix a record date for the determination of the holders generally or the holders of Receipts who shall be entitled to receive such dividend, distribution or rights, of the net proceeds of the sale thereof, or to give instructions for the exercise of voting rights at any such meeting.
Surrender of this Receipt for registration of transfer subsequent to any such record date and prior to the date of payment, distribution or meeting shall not affect the right of the registered holder hereof on such record date to receive such payment or distribution.

11. DELIVERY OF DEPOSITED SHARES. At any time the Depositary may, in its sole discretion, cause any or all deposited shares to be forwarded at the cost and risk of the holders of the Receipts to the principal office of the Depositary in the City of New York or to any agent, nominee, custodian or correspondent, in which case the registered holder hereof shall have, in lieu of the option set forth in clauses (1) and (2) of the first paragraph on the face hereof, the right only to have the Depositary deliver at the principal office of the Depositary in the City of New York or the office of such agent, nominee, custodian or correspondent, to or upon the order of such holder, such an amount of deposited shares as are represented hereby upon the surrender of this Receipt properly endorsed or accompanied by proper instruments of transfer and upon payment of the applicable fees, taxes and charges. The Depositary shall not incur any liability to any holder of this Receipt by reason of any such forwarding or failure to forward any or all deposited shares.

12. CHANGES AFFECTING DEPOSITED SHARES. Upon (i) any change in nominal value or any subdivision, combination or any other reclassification of the deposited shares, or (ii) any recapitalization, reorganization, sale of all or substantially all of the assets, liquidation, receivership, bankruptcy, merger or consolidation affecting the issuer of deposited shares or to which it is a party, or (iii) the redemption by the issuer of deposited shares at any time of any or all of such deposited shares (provided the same are subject to redemption), then and in any such case the Depositary shall have the right to exchange or surrender such deposited shares and accept and hold hereunder in lieu thereof other shares, securities, cash and/or property to be issued or delivered in lieu of or in exchange for, or distributed or paid with respect to, such deposited shares. Upon any such exchange or surrender, the Depositary shall have the right, in its discretion, to call for surrender of this Receipt in exchange (upon payment of fees and expenses of the Depositary) for one or more new
Receipts of the same form and tenor as this Receipt, specifically describing such new shares, securities, cash or other property. In any such case the Depositary shall have the right to fix a date after which this Receipt shall only entitle the holder to receive such new Receipt(s). The
Depositary shall mail notice of any redemption of deposited shares to the registered holders of Receipts, provided that in the case of any redemption of less than all of the deposited shares the Depositary shall draw in such manner as it shall determine an equivalent number of American Depositary Shares and shall mail notice of redemption only to the registered holders of Receipts evidencing the American Depositary Shares so drawn for redemption in part. The sole right of the holders of Receipts evidencing American Depositary
Shares designated for redemption after the mailing of any such notice of redemption shall be to receive the cash, rights and/or other property applicable to the same, upon surrender to the Depositary (and upon payment of its fees and expenses) of the Receipts evidencing such American
Depositary Shares.

13. LIABILITY OF DEPOSITARY. The Depositary shall not incur any liability to any holder of this Receipt, if by reason of any provisions of any present or future law of the United States of America, or of any state thereof, or of any foreign country, or political subdivision thereof, or of any governmental or regulatory authority or stock exchange, regulation or by reason of any provision present or future, of the charter, certificate of incorporation, memorandum and/or articles of association, statutes, Code of Regulations, By-laws or resolutions of the issuer of the deposited shares, the Depositary shall be prevented or forbidden from or subjected to any civil or criminal penalty or extraordinary expense on account of doing or performing any act or thing which by the terms hereof it is provided shall be done or performed; nor shall the Depositary incur any liability to any holder hereof by reason of any delay in the performance or non-high performance of any act or thing which by the terms hereof it is provided shall be done or performed, caused as aforesaid or arising out of any act of God or war or any other circumstances beyond its control, or by reason of any exercise of, or failure to exercise, any discretion provided for herein.

So long as the Depositary acts or omits to act in good faith it shall not be responsible for any failure to carry out any requests to vote, or for the manner or effect of any vote made either with or without request, or for not exercising any right to vote. The Depositary does not assume any obligation and shall not be subject to any liability to holders hereunder other than agreeing to use its best judgment and good faith in the performance of such duties as are set forth herein.

The Depositary shall be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any of the deposited shares or in respect of the Receipts, which in its opinion may involve it in expense or liability, unless indemnity satisfactory to it against all expense and liability be furnished as often as may be required. The Depositary shall not be liable for any action or non-action by it in reliance upon the advice of or information from legal counsel, accountants or any other persons believed by it in good faith to be competent to give such advice or information.
The Depositary may itself become the owner of and deal in securities of any class of the issuer of the deposited shares and in Receipts for this issue.

14. AVAILABLE INFORMATION. The Company currently furnishes the Securities and Exchange Commission with certain public reports and documents required by foreign law or otherwise, in accordance with Rule 12g3-2(b) of the Securities
Exchange Act of 1934. Such reports and information will be available for inspection and copying by Holders at the public reference facilities maintained by the Commission located at 450 Fifth Street, N.W. Washington, D.C. 20549.

15. NOTICES, VOTING. The Depositary shall be under no obligation to give notice to the holder of this Receipt of any meeting of shareholders or of any report of or communication from the issuer of the deposited shares, or of any other matter concerning the affairs of such issuer, except as herein expressly provided and notice given by the Depositary to any registered Security
Exchange upon which this and similar Receipts are listed or admitted to trading shall be deemed notice to the holder of this Receipt. Upon the written request of the registered holder hereof and the payment to it of any expenses involved, the Depositary will endeavor insofar as practicable to exercise any then existing voting rights with respect to an amount of the deposited shares represented hereby in accordance with such request.

16. TERMINATION. The Depositary may at any time terminate the agreement evidenced by this Receipt and all other
Receipts by mailing notice of such termination to the registered holders of all the Receipts then outstanding to them at their addresses appearing upon the books of the Depositary, at least thirty days prior to the date fixed in such notice for termination. On and after such date of termination the registered holder hereof, upon surrender of this Receipt at the principal office of the Depositary in the City of New York, will be entitled to delivery of the amount of the deposited shares represented hereby upon the same terms and conditions, and upon payment of a fee at the rates provided herein with respect to the surrender of this Receipt for deposited shares and on payment of applicable taxes and charges. The Depositary may convert any dividends received by it in cash after the termination date into U.S. dollars as herein provided, and after deducting therefrom the charges, expenses, taxes and governmental charges herein referred to, hold the balance of said dividends for the pro rata benefit of the holders of the respective Receipts. As to any Receipts not so surrendered within thirty days and after such date of termination the Depositary shall thereafter have no obligation with respect to the collection or disbursement of any subsequent dividends or any subscriptions or other rights accruing on the deposited shares. After the expiration of six months from such date of termination the Depositary may sell any remaining deposited shares in such manner as it may determine, and may thereafter hold the net proceeds of any such sale or sales together with any dividends received prior to such sale or the U.S. Dollars received on conversion thereof in an unsegregated escrow account, without liability for any interest thereon, for the pro rata benefit of the registered holders of the Receipts which have not theretofore been surrendered for cancellation. After making such sale, or if no such sale can be made after the expiration of two years from such date of termination, the Depositary shall be discharged from all obligations whatsoever to the holders of the Receipts except to make distribution of the net proceeds of sale and of such dividends (after deducting all fees, charges and expenses of the Depositary) or of the deposited shares in case no sale can be made upon surrender of the Receipts.

17. CERTAIN RIGHTS OF THE DEPOSITARY; LIMITATIONS.
Subject to the further terms of this Section 17, JPMorgan
Chase Bank, N.A. and its agents may own and deal in any class of securities of the Company and its affiliates and in Receipts. The Depositary may issue Receipts for evidence of rights to receive deposited shares from the Company or any custodian, registrar, transfer agent, clearing agency or other entity involved in ownership or transaction records in respect of the deposited shares. Such evidence of rights shall consist of written blanket or specific guarantees of ownership of deposited shares furnished on behalf of the holder thereof. The Depositary shall not lend deposited shares or Receipts; provided, however, that the Depositary reserves the right to issue Receipts prior to the receipt of deposited shares (a "pre-release") and deliver deposited shares prior to the receipt and cancellation of Receipts including Receipts which were issued above but for which deposited shares may not have been received only if (i) pre-released
Receipts are fully collateralized (marked to market daily) with cash or U.S. government securities held by the Depositary for the benefit of Holders (but such collateral shall not constitute deposited shares), (ii) each recipient of pre-released Receipt agrees in writing with the Depositary that such recipient (a) owns such shares,
(b) assigns all beneficial right, title and interest therein to the Depositary, (c) holds such shares for the account of the Depositary and (d) will deliver such shares to the Custodian as soon as practicable and promptly upon demand therefor and (iii) all pre-released Receipts evidence not more than 30% of all American Depositary Shares (excluding those evidenced by pre-released Receipts), except to the extent that the Depositary (in its sole discretion) determines that unusual market conditions require the issuance of pre-released
Receipts in addition to 30% of all such Receipts. The
Depositary may also set limits with respect to the number of Receipts and deposited shares involved in transactions to be effected hereunder with any one person on a case by case basis as it deems appropriate. The Depositary may retain for its own account any compensation received by it in connection with the foregoing. Such collateral, but not the earnings thereon, shall be held for the benefit of the holders only.

18. COMPLIANCE WITH U.S. SECURITIES LAWS. Notwithstanding any provisions in this Receipt to the contrary, the Depositary agrees that it will not prevent the withdrawal or delivery of deposited shares in a manner which violate the United States securities laws, including, but not limited to Section IA(1) of the General instructions to the Form F-6 Registration Statement, as amended from time to time, under the Securities Act of 1933.

19. CERTAIN FEES AND CHARGES OF THE DEPOSITARY

The Depositary may charge fees for receiving deposits and issuing Receipts, for delivering deposited shares against surrendered Receipts, for transfer of Receipts, for splits or combinations of Receipts, for distribution of each dividend, for sales or exercise of rights, or for other services performed hereunder. The Depositary fees may differ from those of other Depositaries. The Depositary reserves the right to modify, reduce or increase any fees or charges for services performed hereunder upon thirty (30) days' notice to the registered holder hereof. The Depositary will provide, without charge, a copy of its latest fee schedule to any party requesting it.

The following abbreviations, when used in the inscription on the face of this Receipt, shall be construed as though they were written out in full according to applicable laws or regulations:

	TEN COM-	as tenants in common
	TEN ENT-	as tenants by the entirety
	JT TEN-	as joint tenants with
		right of survivorship and not as tenants in common

UNIF GIFT MIN ACT- _______________________ Custodian
(Cust)	    (Minor)
under Uniform Gifts to Minors Act
(State)

Additional abbreviations may also be used though not in the above list.

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto _______________________
PLEASE INSERT SOCIAL SECURITY OR OTHER
IDENTIFYING NUMBER OF ASSIGNEE


Please print or typewrite name and address of assignee

the within American Depositary Receipt and all rights and interest represented thereby, and hereby irrevocably constitutes and appoints attorney to transfer the same on the books of the within named
Depositary, with full power of substitution in the premises.

Dated:

Signature


NOTE: The signature to any endorsement hereon must correspond with the name as written upon the face of the Receipt in every particular, without alteration or enlargement or any change whatever.